SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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/ / Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

PUTNAM HIGH INCOME SECURITIES FUND
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement,
if other than Registrant)

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Proxy statement

Putnam High Income Securities Fund

December 29, 2008

A Message from the Chairman

Dear Fellow Shareholder:

I am writing to ask for your vote on important matters affecting your investment in the Putnam funds. While you are, of course, welcome to join us at your fund’s meeting, most shareholders cast their vote by filling out and signing the enclosed proxy cards, voting via the Internet or by calling. We are asking for your vote on the following matters:

► Fixing the number of Trustees at 13 and electing your fund’s nominees for Trustees

Although Trustees do not manage fund portfolios, they play an important role in protecting fund shareholders, and are responsible for approving the fees paid to your fund’s investment adviser and its affiliates, reviewing overall fund expenses, selecting the fund’s auditors, monitoring conflicts of interest, overseeing the fund’s compliance with federal securities laws and voting proxies for the fund’s portfolio securities.

Consistent with the Investment Company Act of 1940 and SEC rules, more than three-quarters of your fund’s Trustees currently are independent of the fund and Putnam Investments. In the past few years, your fund’s Trustees have been at the forefront of reform efforts affecting the mutual fund industry, including the initiatives to end the practice of directing fund brokerage commissions to brokers in connection with sales of open-end fund shares, to institute measures to discourage excessive short-term trading in open-end funds and to promote other initiatives to reduce shareholder expenses and improve fund disclosures.

► Converting your fund to an open-end investment company

Your fund’s governing documents require the fund to submit for shareholder vote a proposal to convert the fund to an open-end investment company if the fund’s shares trade at a discount from net asset value over a specified time period. The Trustees recommend that shareholders vote against converting your fund at this time. As discussed in this Proxy Statement, the Trustees believe that your fund’s status as a closed-end fund offers potential investment benefits, including the ability to invest without limit in illiquid securities, the ability to remain more fully invested in longer-term, higher-yielding securities and greater flexibility with respect to the use of leverage. The Trustees do not believe that recent discount levels are currently a sufficient justification for abandoning the advantages of the closed-end structure through conversion to open-end status.

► To transact any other business that may lawfully come before the meeting or any adjournment thereof.

________________

I’m sure that you, like most people, lead a busy life and are tempted to put this proxy aside for another day. Please don’t. When shareholders do not vote their shares, their fund may have to incur the expense of follow-up solicitations. All shareholders benefit from the speedy return of proxies.

Your vote is important to us. We appreciate the time and consideration I am sure you will give these important matters. If you have questions about any of these proposals, please call a customer services representative at 1-800-225-1581 or contact your financial advisor.

Sincerely yours,

John A. Hill, Chairman

Table of contents

Notice of Annual Meeting
of Shareholders	1

Trustees’ Recommendations	2

The Proposals	3

Proposal 1	3

Proposal 2.	23

Further Information About Voting
and the Meeting	36

Fund Information	40

Exhibit A — Board Policy and
Nominating Committee Charter

If you have any questions, please contact us
at 1-800-225-1581 or call your financial advisor.

PUTNAM HIGH INCOME SECURITIES FUND

Notice of Annual Meeting of Shareholders

► This is the formal agenda for your fund’s shareholder meeting. It tells you what proposals will be voted on and the time and place of the meeting, in the event you attend in person.

To the Shareholders of Putnam High Income Securities Fund:

The Annual Meeting of Shareholders of your fund will be held on January 29, 2009 at 11:00 a.m., Boston time, at the principal offices of the fund on the 8th floor of One Post Office Square, Boston, Massachusetts 02109, to consider the following:

1. Fixing the number of Trustees at 13 and electing your fund’s nominees for Trustees. See page 3.

2. Converting your fund to an open-end investment company and authorizing certain related amendments to your fund’s Agreement and Declaration of Trust.

By Judith Cohen, Clerk, on behalf of the Trustees:

John A. Hill, Chairman
Jameson A. Baxter, Vice Chairman
Charles E. Haldeman, Jr., President

Charles B. Curtis
Robert J. Darretta
Myra R. Drucker
Paul L. Joskow
Elizabeth T. Kennan
Kenneth R. Leibler
Robert E. Patterson
George Putnam, III
Robert L. Reynolds
Richard B. Worley

We urge you to mark, sign, date, and mail the enclosed proxy in the postage paid envelope provided or to record your voting instructions by telephone or via the Internet so that you will be represented at the meeting.

December 29, 2008

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Proxy Statement

This document will give you the information you need to vote on the proposals. Much of the information is required under rules of the Securities and Exchange Commission (“SEC”); some of it is technical. If there is anything you don’t understand, please contact us at our toll-free number, 1-800-225-1581, or call your financial advisor.

► Who is asking for your vote?

Your vote is being solicited by the Trustees of Putnam High Income Securities Fund for use at the Annual Meeting of Shareholders of the fund to be held on January 29, 2009, and, if your fund’s meeting is adjourned, at any later meetings, for the purposes stated in the Notice of Annual Meeting of Shareholders (see page 1). The Notice of Annual Meeting of Shareholders, the proxy and the Proxy Statement are being mailed on or about December 29, 2008.

► How do your fund’s Trustees recommend that shareholders vote on these proposals?

The Trustees recommend that you vote

1. FOR fixing the number of Trustees at 13 as proposed and electing your fund’s nominees for Trustees; and

2. AGAINST converting your fund to an open-end investment company and authorizing certain related amendments to your fund’s Agreement and Declaration of Trust

► Who is eligible to vote?

Shareholders of record at the close of business on November 24, 2008 are entitled to be present and to vote at the meeting or any adjourned meeting.

Each share is entitled to one vote. Shares represented by a duly executed proxy will be voted in accordance with your instructions. If you sign the proxy card, but don’t fill in a vote, your shares will be voted in accordance with the Trustees’ recommendations. If any other business is brought before your fund’s meeting, your shares will be voted at the discretion of the persons designated on the proxy.

Shareholders of the fund vote separately with respect to each proposal. The outcome of a vote affecting one fund does not affect any other fund.

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The Proposals

I. ELECTION OF TRUSTEES

► Who are the nominees for Trustees?

The Board Policy and Nominating Committee of the Trustees of the fund makes recommendations concerning the nominees for Trustees of the fund. The Board Policy and Nominating Committee consists solely of Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of your fund or of Putnam Investment Management, LLC, your fund’s investment manager (“Putnam Management”). Those Trustees who are not “interested persons” of your fund or Putnam Management are referred to as “Independent Trustees” throughout this Proxy Statement.

The Board of Trustees, based on the recommendation of the Board Policy and Nominating Committee, recommends that the number of Trustees be fixed at 13 and that you vote for the election of the nominees described in the following pages. Each nominee is currently a Trustee of your fund and of the other Putnam funds.

The nominees for Trustees and their backgrounds are shown in the following pages. This information includes each nominee’s name, year of birth, principal occupation(s) during the past 5 years, and other information about the nominee’s professional background, including other directorships the nominee holds. Each Trustee oversees all of the Putnam funds and serves until the election and qualification of his or her successor, or until he or she sooner dies, resigns, retires at age 72, or is removed. The address of all of the Trustees is One Post Office Square, Boston, Massachusetts 02109. At December 31, 2007, there were 102 Putnam funds.

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► Independent Trustees

Jameson A. Baxter (Born 1943)

Trustee since 1994 and Vice Chairman since 2005

Ms. Baxter is the President of Baxter Associates, Inc., a private investment firm.

Ms. Baxter serves as a Director of ASHTA Chemicals, Inc., and the Mutual Fund Directors Forum. Until 2007, she was a Director of Banta Corporation (a printing and supply chain management company), Ryerson, Inc. (a metals service corporation), and Advocate Health Care. Until 2004, she was a Director of BoardSource (formerly the National Center for Nonprofit Boards); and until 2002, she was a Director of Intermatic Corporation (a manufacturer of energy control products). She is Chairman Emeritus of the Board of Trustees, Mount Holyoke College, having served as Chairman for five years.

Ms. Baxter has held various positions in investment banking and corporate finance, including Vice President of and Consultant to First Boston Corporation and Vice President and Principal of the Regency Group. She is a graduate of Mount Holyoke College.

Charles B. Curtis (Born 1940)

Trustee since 2001

Mr. Curtis is President and Chief Operating Officer of the Nuclear Threat Initiative (a private foundation dealing with national security issues), and serves as Senior Advisor to the United Nations Foundation.

Mr. Curtis is a member of the Council on Foreign Relations and serves as Director of Edison International and Southern California Edison. Until 2006, Mr. Curtis served as a member of the Trustee Advisory Council of the Applied Physics Laboratory, Johns Hopkins University. Until 2003, Mr. Curtis was a member of the Electric Power Research Institute Advisory Council and the University of Chicago Board of Governors for Argonne National Laboratory. Prior to 2002, Mr. Curtis was a member of the Board of Directors of the Gas Technology Institute and the Board of Directors of the Environment and Natural Resources Program Steering Committee, John F. Kennedy School of Government, Harvard University. Until 2001, Mr. Curtis was a member of the Department of Defense Policy Board and Director of EG&G

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Technical Services, Inc. (a fossil energy research and development support company).

From August 1997 to December 1999, Mr. Curtis was a Partner at Hogan & Hartson LLP, an international law firm headquartered in Washington, D.C. Prior to May 1997, Mr. Curtis was Deputy Secretary of Energy and Under Secretary of the U.S. Department of Energy. He served as Chairman of the Federal Energy Regulatory Commission from 1977 to 1981 and has held positions on the staff of the U.S. House of Representatives, the U.S. Treasury Department, and the SEC.

Robert J. Darretta (Born 1946)

Trustee since 2007

Mr. Darretta serves as Director of United-Health Group, a diversified health-care company.

Until April 2007, Mr. Darretta was Vice Chairman of the Board of Directors of Johnson & Johnson, one of the world’s largest and most broadly based health-care companies. Prior to 2007, he had responsibility for Johnson & Johnson’s finance, investor relations, information technology, and procurement function. He served as Johnson & Johnson Chief Financial Officer for a decade, prior to which he spent two years as Treasurer of the corporation and over ten years leading various Johnson & Johnson operating companies.

Mr. Darretta received a B.S. in Economics from Villanova University.

Myra R. Drucker (Born 1948)

Trustee since 2004

Ms. Drucker is Chair of the Board of Trustees of Commonfund (a not-for-profit firm specializing in managing assets for educational endowments and foundations), Vice Chair of the Board of Trustees of Sarah Lawrence College, and a member of the Investment Committee of the Kresge Foundation (a charitable trust). She is also a Director of New York Stock Exchange LLC (a wholly-owned subsidiary of NYSE Euronext), and a Director of Interactive Data Corporation (a provider of financial market data and analytics to financial institutions and investors).

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Ms. Drucker is an ex-officio member of the New York Stock Exchange (NYSE) Pension Managers Advisory Committee, having served as Chair for seven years. She serves as an advisor to RCM Capital Management (an investment management firm) and to the Employee Benefits Investment Committee of The Boeing Company (an aerospace firm).

From November 2001 until August 2004, Ms. Drucker was Managing Director and a member of the Board of Directors of General Motors Asset Management and Chief Investment Officer of General Motors Trust Bank. From December 1992 to November 2001, Ms. Drucker served as Chief Investment Officer of Xerox Corporation (a document company). Prior to December 1992, Ms. Drucker was Staff Vice President and Director of Trust Investments for International Paper (a paper and packaging company).

Ms. Drucker received a B.A. degree in Literature and Psychology from Sarah Lawrence College and pursued graduate studies in economics, statistics, and portfolio theory at Temple University.

John A. Hill (Born 1942)

Trustee since 1985 and Chairman since 2000

Mr. Hill is founder and Vice-Chairman of First Reserve Corporation, the leading private equity buyout firm specializing in the worldwide energy industry, with offices in Greenwich, Connecticut; Houston, Texas; London, England; and Shanghai, China. The firm’s investments on behalf of some of the nation’s largest pension and endowment funds are currently concentrated in 26 companies with annual revenues in excess of $13 billion, which employ over 100,000 people in 23 countries.

Mr. Hill is Chairman of the Board of Trustees of the Putnam Mutual Funds, a Director of Devon Energy Corporation and various private companies owned by First Reserve, and serves as a Trustee of Sarah Lawrence College where he chairs the Investment Committee.

Prior to forming First Reserve in 1983, Mr. Hill served as President of F. Eberstadt and Company, an investment banking and investment management firm. Between 1969 and 1976, Mr. Hill held various senior positions in Washington, D.C. with the federal government, including Deputy Associate Director of the Office of Management and Budget and Deputy Administrator of the Federal Energy Administration during the Ford Administration.

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Born and raised in Midland, Texas, he received his B.A. in Economics from Southern Methodist University and pursued graduate studies as a Woodrow Wilson Fellow.

Paul L. Joskow (Born 1947)

Trustee since 1997

Dr. Joskow is an economist and President of the Alfred P. Sloan Foundation (a philanthropic institution focused primarily on research and education on issues related to science, technology, and economic performance). He is on leave from his position as the Elizabeth and James Killian Professor of Economics and Management at the Massachusetts Institute of Technology (MIT), where he has been on the faculty since 1972. Dr. Joskow was the Director of the Center for Energy and Environmental Policy Research at MIT from 1999 through 2007.

Dr. Joskow serves as a Trustee of Yale University, as a Director of TransCanada Corporation (an energy company focused on natural gas transmission and power services) and of Exelon Corporation (an energy company focused on power services), and as a member of the Board of Overseers of the Boston Symphony Orchestra. Prior to August 2007, he served as a Director of National Grid (a UK-based holding company with interests in electric and gas transmission and distribution and telecommunications infrastructure). Prior to July 2006, he served as President of the Yale University Council and continues to serve as a member of the Council. Prior to February 2005, he served on the board of the Whitehead Institute for Biomedical Research (a non-profit research institution). Prior to February 2002, he was a Director of State Farm Indemnity Company (an automobile insurance company), and prior to March 2000, he was a Director of New England Electric System (a public utility holding company).

Dr. Joskow has published six books and numerous articles on industrial organization, government regulation of industry, and competition policy. He is active in industry restructuring, environmental, energy, competition, and privatization policies — serving as an advisor to governments and corporations worldwide. Dr. Joskow holds a Ph.D. and MPhil from Yale University and a B.A. from Cornell University.

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Elizabeth T. Kennan (Born 1938)

Trustee since 1992

Dr. Kennan is a Partner of Cambus-Kenneth Farm (thoroughbred horse and cattle breeding). She is President Emeritus of Mount Holyoke College.

Dr. Kennan served as Chairman and is now Lead Director of Northeast Utilities. She is a Trustee of the National Trust for Historic Preservation, of Centre College, and of Midway College in Midway, Kentucky. Until 2006, she was a member of The Trustees of Reservations. Prior to 2001, Dr. Kennan served on the oversight committee of the Folger Shakespeare Library. Prior to June 2005, she was a Director of Talbots, Inc., and she has served as Director on a number of other boards, including Bell Atlantic, Chastain Real Estate, Shawmut Bank, Berkshire Life Insurance, and Kentucky Home Life Insurance. Dr. Kennan has also served as President of Five Colleges Incorporated and as a Trustee of Notre Dame University, and is active in various educational and civic associations.

As a member of the faculty of Catholic University for twelve years, until 1978, Dr. Kennan directed the post-doctoral program in Patristic and Medieval Studies, taught history, and published numerous articles and two books. Dr. Kennan holds a Ph.D. from the University of Washington in Seattle, an M.S. from St. Hilda’s College at Oxford University, and an A.B. from Mount Holyoke College. She holds several honorary doctorates.

Kenneth R. Leibler ( Born 1949)

Trustee since 2006

Mr. Leibler is a Founding Partner and former Chairman of the Boston Options Exchange, an electronic marketplace for the trading of derivative securities.

Mr. Leibler currently serves as a Trustee of Beth Israel Deaconess Hospital in Boston. He is also Lead Director of Ruder Finn Group, a global communications and advertising firm, and a Director of Northeast Utilities, which operates New England’s largest energy delivery system. Prior to December 2006, he served as a Director of the Optimum Funds group. Prior to October 2006, he served as a Director of ISO New England, the organization responsible for the operation of the electric generation system in the New England states.

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Prior to 2000, Mr. Leibler was a Director of the Investment Company Institute in Washington, D.C.

Prior to January 2005, Mr. Leibler served as Chairman and Chief Executive Officer of the Boston Stock Exchange. Prior to January 2000, he served as President and Chief Executive Officer of Liberty Financial Companies, a publicly traded diversified asset management organization. Prior to June 1990, Mr. Leibler served as President and Chief Operating Officer of the American Stock Exchange (AMEX), and at the time was the youngest person in AMEX history to hold the title of President. Prior to serving as AMEX President, he held the position of Chief Financial Officer, and headed its management and marketing operations. Mr. Leibler graduated magna cum laude with a degree in Economics from Syracuse University, where he was elected Phi Beta Kappa.

Robert E. Patterson (Born 1945)

Trustee since 1984

Mr. Patterson is Senior Partner of Cabot Properties, LP and Chairman of Cabot Properties, Inc. (a private equity firm investing in commercial real estate).

Mr. Patterson serves as Chairman Emeritus and Trustee of the Joslin Diabetes Center. Prior to June 2003, he was a Trustee of Sea Education Association. Prior to December 2001, Mr. Patterson was President and Trustee of Cabot Industrial Trust (a publicly traded real estate investment trust). Prior to February 1998, he was Executive Vice President and Director of Acquisitions of Cabot Partners Limited Partnership (a registered investment adviser involved in institutional real estate investments). Prior to 1990, he served as Executive Vice President of Cabot, Cabot & Forbes Realty Advisors, Inc. (the predecessor company of Cabot Partners).

Mr. Patterson practiced law and held various positions in state government, and was the founding Executive Director of the Massachusetts Industrial Finance Agency. Mr. Patterson is a graduate of Harvard College and Harvard Law School.

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George Putnam, III (Born 1951)

Trustee since 1984

Mr. Putnam is Chairman of New Generation Research, Inc. (a publisher of financial advisory and other research services), and President of New Generation Advisers, Inc. (a registered investment adviser to private funds). Mr. Putnam founded the New Generation companies in 1986.

Mr. Putnam is a Director of The Boston Family Office, LLC (a registered investment adviser). He is a Trustee of St. Mark’s School and a Trustee of the Marine Biological Laboratory in Woods Hole, Massachusetts. Until 2006, he was a Trustee of Shore Country Day School, and until 2002, was a Trustee of the Sea Education Association.

Mr. Putnam previously worked as an attorney with the law firm of Dechert LLP (formerly known as Dechert Price & Rhoads) in Philadelphia. He is a graduate of Harvard College, Harvard Business School, and Harvard Law School.

Richard B. Worley (Born 1945)

Trustee since 2004

Mr. Worley is Managing Partner of Permit Capital LLC, an investment management firm.

Mr. Worley serves as a Trustee of the University of Pennsylvania Medical Center, The Robert Wood Johnson Foundation (a philanthropic organization devoted to health-care issues), and the National Constitution Center. He is also a Director of The Colonial Williamsburg Foundation (a historical preservation organization), and the Philadelphia Orchestra Association. Mr. Worley also serves on the investment committees of Mount Holyoke College and World Wildlife Fund (a wildlife conservation organization).

Prior to joining Permit Capital LLC in 2002, Mr. Worley served as President, Chief Executive Officer, and Chief Investment Officer of Morgan Stanley Dean Witter Investment Management and as a Managing Director of Morgan Stanley, a financial services firm. Mr. Worley also was the Chairman of Miller Anderson & Sherrerd, an investment management firm that was acquired by Morgan Stanley in 1996.

Mr. Worley holds a B.S. degree from the University of Tennessee and pursued graduate studies in economics at the University of Texas.

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► Interested Trustees

Charles E. Haldeman, Jr.* (Born 1948)
Trustee since 2004 and President of the Putnam
Funds since June 2007

Mr. Haldeman is Chairman of Putnam Investment Management, LLC and President of the Putnam Funds. Prior to July 2008, he was President and Chief Executive Officer of Putnam, LLC (“Putnam Investments”). Prior to November 2003, Mr. Haldeman served as Co-Head of Putnam Investments’ Investment Division.

Prior to joining Putnam in 2002, he held executive positions in the investment management industry. He previously served as Chief Executive Officer of Delaware Investments and President and Chief Operating Officer of United Asset Management. Mr. Haldeman was also a Partner and Director of Cooke & Bieler, Inc. (an investment management firm).

Mr. Haldeman currently serves on the Board of Governors of the Investment Company Institute and as Chair of the Board of Trustees of Dartmouth College. He also serves on the Partners HealthCare Investment Committee, the Tuck School of Business Overseers, and the Harvard Business School Board of Dean’s Advisors. He is a graduate of Dartmouth College, Harvard Law School, and Harvard Business School. Mr. Haldeman is also a Chartered Financial Analyst (CFA) charterholder.

Robert L. Reynolds* (Born 1952)

Trustee since 2008

Mr. Reynolds is President and Chief Executive Officer of Putnam Investments, and a member of Putnam Investments’ Executive Board of Directors. He has more than 30 years of investment and financial services experience.

Prior to joining Putnam Investments in 2008, Mr. Reynolds was Vice Chairman and Chief Operating Officer of Fidelity Investments from 2000 to 2007. During this time, he served on the Board of Directors for FMR Corporation, Fidelity Investments Insurance Ltd., Fidelity Investments Canada Ltd., and Fidelity Management Trust Company. He was also a Trustee of the Fidelity Family of Funds. From 1984 to 2000, Mr. Reynolds served in a number of increasingly responsible leadership roles at Fidelity.

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Mr. Reynolds serves on several not-for-profit boards, including those of the West Virginia University Foundation, Concord Museum, Dana-Farber Cancer Institute, Lahey Clinic, and Initiative for a Competitive Inner City in Boston. He is a member of the Chief Executives Club of Boston, the National Innovation Initiative, and the Council on Competitiveness.

Mr. Reynolds received a B.S. in Business Administration/Finance from West Virginia University.

* Nominees who are“interested persons” (as defined in the Investment Company Act of 1940) of the fund and/or Putnam Management. Messrs. Haldeman and Reynolds are deemed“interested persons” by virtue of their positions as officers of the fund and/or Putnam Management. As of July 2008, Mr. Reynolds is the President and Chief Executive Officer of Putnam Investments, LLC (“Putnam Investments”) and of Putnam Management. Mr. Haldeman is the President of your fund and each of the other Putnam funds and is Chairman of Putnam Management.

All the nominees other than Mr. Reynolds were elected by the shareholders of your fund on January 31, 2008. Mr. Reynolds became a Trustee of the fund by vote of the Board of Trustees on September 12, 2008.

Each of the nominees has agreed to serve as a Trustee, if elected. If any of the nominees is unavailable for election at the time of the meeting, which is not anticipated, the Trustees may vote for other nominees at their discretion, or the Trustees may fix the number of Trustees at fewer than 13 for your fund.

► What are the Trustees’ responsibilities?

Your fund’s Trustees are responsible for the general oversight of your fund’s affairs and for assuring that your fund is managed in the best interests of its shareholders. The Trustees regularly review your fund’s investment performance as well as the quality of other services provided to your fund and its shareholders by Putnam Management and its affiliates, including administration, custody, and shareholder servicing. At least annually, the Trustees review and evaluate the fees and operating expenses paid by your fund for these services and negotiate changes that they deem appropriate. In carrying out these responsibilities, the Trustees are assisted by an independent administrative staff and by your fund’s auditors, independent counsel and other experts as appropriate, selected by and responsible to the Trustees.

At least 75% of the trustees of your fund are required to not be “interested persons” (as defined in the 1940 Act) of your fund or your fund’s investment manager. These independent trustees, who are referred to in

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this proxy statement as “Independent Trustees,” must vote separately to approve all financial arrangements and other agreements with your fund’s investment manager and other affiliated parties. The role of independent trustees has been characterized as that of a “watchdog” charged with oversight to protect shareholders’ interests against overreaching and abuse by those who are in a position to control or influence a fund. Your fund’s Independent Trustees meet regularly as a group in executive session. Eleven of the 13 nominees for election as Trustee are now, and would be, if elected, Independent Trustees.

Board committees. Your fund’s Trustees have determined that the efficient conduct of your fund’s affairs makes it desirable to delegate responsibility for certain specific matters to committees of the board. Certain committees (the Executive Committee, Distributions Committee, and Audit and Compliance Committee) are authorized to act for the Trustees as specified in their charters. The other committees review and evaluate matters specified in their charters and make recommendations to the Trustees as they deem appropriate. Each committee may utilize the resources of your fund’s independent staff, counsel and auditors as well as other experts. The committees meet as often as necessary, either in conjunction with regular meetings of the Trustees or otherwise. The membership and chairperson of each committee are appointed by the Trustees upon recommendation of the Board Policy and Nominating Committee.

Audit and Compliance Committee. The Audit and Compliance Committee provides oversight on matters relating to the preparation of the funds’ financial statements, compliance matters, internal audit functions, and Codes of Ethics issues. This oversight is discharged by regularly meeting with management and the funds’ independent auditors and keeping current on industry developments. Duties of this Committee also include the review and evaluation of all matters and relationships pertaining to the funds’ independent auditors, including their independence. The members of the Committee include only Trustees who are not “interested persons” of the funds or Putnam Management. Each member of the Committee also is “independent,” as such term is interpreted for purposes of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing standards of the New York Stock Exchange. The Board of Trustees has adopted a written charter for the Committee. The Committee currently consists of Messrs. Patterson (Chairperson), Darretta, Hill and Leibler and Ms. Drucker.

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Board Policy and Nominating Committee. The Board Policy and Nominating Committee reviews policy matters pertaining to the operations of the Board of Trustees and its committees, the compensation of the Trustees and their staff, and the conduct of legal affairs for the Putnam funds. The Committee also oversees the voting of proxies associated with portfolio investments of the Putnam funds, with the goal of ensuring that these proxies are voted in the best interest of the fund’s shareholders.

The Committee evaluates and recommends all candidates for election as Trustees and recommends the appointment of members and chairs of each board committee. The Committee also identifies prospective nominees for election as trustee by considering individuals that come to its attention through the recommendation of current Trustees, Putnam Management or shareholders. Candidates properly submitted by shareholders (as described below) will be considered and evaluated on the same basis as candidates recommended by other sources. The Committee may, but is not required to, engage a third-party professional search firm to assist it in identifying and evaluating potential nominees.

When evaluating a potential candidate for membership on the Board of Trustees, the Board Policy and Nominating Committee considers the skills and characteristics that it feels would most benefit the Putnam funds at the time the evaluation is made. The Committee may take into account a wide variety of attributes in considering potential trustee candidates, including, but not limited to: (i) availability and commitment of a candidate to attend meetings and perform his or her responsibilities to the Board of Trustees, (ii) other board experience, (iii) relevant industry and related experience, (iv) educational background, (v) financial expertise, (vi) an assessment of the candidate’s ability, judgment and expertise, (vii) an assessment of the perceived needs of the Board of Trustees and its committees at that point in time and (viii) overall Board of Trustees composition. In connection with this evaluation, the Committee will determine whether to interview prospective nominees, and, if warranted, one or more members of the Committee, and other Trustees and representatives of the funds, as appropriate, will interview prospective nominees in person or by telephone. Once this evaluation is completed, the Committee recommends such candidates as it determines appropriate to the independent Trustees for nomination, and the independent Trustees select the nominees after considering the recommendation of the Committee.

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The Board Policy and Nominating Committee will consider nominees for trustee recommended by shareholders of a fund provided shareholders submit their recommendations by the date disclosed in the paragraph entitled “Date for receipt of shareholders’ proposals for subsequent meeting of shareholders,” and provided the shareholders’ recommendations otherwise comply with applicable securities laws, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

The Committee consists only of Trustees who are not “interested persons” of your fund or Putnam Management (as such term is defined in the 1940 Act). The Trustees have adopted a written charter for the Board Policy and Nominating Committee, a copy of which is attached to this proxy statement as Exhibit A. The Board Policy and Nominating Committee currently consists of Dr. Kennan (Chairperson), Ms. Baxter and Messrs. Hill, Patterson and Putnam.

Brokerage Committee. The Brokerage Committee reviews the funds’ policies regarding the execution of portfolio trades and Putnam Management’s practices and procedures relating to the implementation of those policies. The Committee reviews periodic reports on the cost and quality of execution of portfolio transactions and the extent to which brokerage commissions have been used (i) by Putnam Management to obtain brokerage and research services generally useful to it in managing the portfolios of the funds and of its other clients, and (ii) by the funds to pay for certain fund expenses. The Committee reports to the Trustees and makes recommendations to Trustees regarding these matters. The Committee currently consists of Drs. Joskow (Chairperson) and Kennan, Ms. Baxter and Messrs. Curtis, Putnam and Worley.

Communications, Service and Marketing Committee. The Communications, Service and Marketing Committee reviews the quality of services provided to shareholders and oversees the marketing and sale of fund shares by Putnam Retail Management. The Committee also exercises general oversight of marketing and sales communications used by Putnam Retail Management, as well as other communications sent to fund shareholders. The Committee also reviews periodic summaries of any correspondence to the Trustees from shareholders. The Committee reports to the Trustees and makes recommendations to the Trustees regarding these matters. The Committee currently consists of Messrs. Putnam (Chairperson), Curtis and Patterson and Drs. Joskow and Kennan.

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Contract Committee. The Contract Committee reviews and evaluates at least annually all arrangements pertaining to (i) the engagement of Putnam Management and its affiliates to provide services to the funds, (ii) the expenditure of the funds’ assets for distribution purposes pursuant to Distribution Plans of the funds, and (iii) the engagement of other persons to provide material services to the funds, including in particular those instances where the cost of services is shared between the funds and Putnam Management and its affiliates or where Putnam Management or its affiliates have a material interest. The Committee also reviews the proposed organization of new fund products and proposed structural changes to existing funds. The Committee reports and makes recommendations to the Trustees regarding these matters. The Committee currently consists of Ms. Baxter (Chairperson), Drs. Joskow and Kennan and Messrs. Curtis, Putnam and Worley.

Distributions Committee. The Distributions Committee oversees all dividends and distributions by the funds. The Committee makes recommendations to the Trustees of the funds regarding the amount and timing of distributions paid by the funds, and determines such matters when the Trustees are not in session. The Committee also oversees the policies and procedures pursuant to which Putnam Management prepares recommendations for distributions, and meets regularly with representatives of Putnam Management to review the implementation of such policies and procedures. The Committee reports to the Trustees and makes recommendations to the Trustees regarding these matters. The Committee currently consists of Ms. Drucker (Chairperson) and Messrs. Darretta, Hill, Leibler, and Patterson.

Executive Committee. The functions of the Executive Committee are twofold. The first is to ensure that the funds’ business may be conducted at times when it is not feasible to convene a meeting of the Trustees or for the Trustees to act by written consent. The Committee may exercise any or all of the power and authority of the Trustees when the Trustees are not in session. The second is to establish annual and ongoing goals, objectives and priorities for the Board of Trustees and to ensure coordination of all efforts between the Trustees and Putnam Management on behalf of the shareholders of the funds. The Committee currently consists of Messrs. Hill (Chairperson), Curtis, Patterson and Putnam, Dr. Joskow and Ms. Baxter.

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Investment Oversight Committees. The Investment Oversight Committees regularly meet with investment personnel of Putnam Management to review the investment performance and strategies of the funds in light of their stated investment objectives and policies. The Committees seek to identify any compliance issues that are unique to the applicable categories of funds and work with the appropriate Board committees to ensure that any such issues are properly addressed. Investment Oversight Committee A currently consists of Messrs. Leibler (Chairperson), Haldeman and Reynolds and Dr. Joskow. Investment Oversight Committee B currently consists of Messrs. Darretta (Chairperson), Curtis and Hill. Investment Oversight Committee C currently consists of Messrs. Worley (Chairperson) and Patterson and Ms. Baxter. Investment Oversight Committee D currently consists of Ms. Drucker (Chairperson), Mr. Putnam and Dr. Kennan.

Investment Oversight Coordinating Committee. The Investment Oversight Coordinating Committee coordinates the work of the Investment Oversight Committees and works with representatives of Putnam Management to coordinate the Board’s general oversight of the investment performance of the funds. From time to time, as determined by the Chairman of the Board, the Committee may also review particular matters relating to fund investments and Putnam Management’s investment process. The Committee currently consists of Ms. Drucker (Chairperson) and Messrs. Darretta, Leibler and Worley.

Pricing Committee. The Pricing Committee oversees the valuation of assets of the Putnam funds and reviews the funds’ policies and procedures for achieving accurate and timely pricing of fund shares. The Committee also oversees implementation of these policies, including fair value determinations of individual securities made by Putnam Management or other designated agents of the funds. The Committee also oversees compliance by money market funds with Rule 2a-7 and the correction of occasional pricing errors. The Committee also reviews matters related to the liquidity of portfolio holdings. The Committee reports to the Trustees and makes recommendations to the Trustees regarding these matters. The Committee currently consists of Messrs. Leibler (Chairperson), Darretta, Hill, Patterson and Ms. Drucker.

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► How large a stake do the Trustees and nominees have in the Putnam family of funds?

The Trustees allocate their investments among the Putnam funds based on their own investment needs. The table below shows the number of shares beneficially owned by each nominee for Trustee and the value of each nominee’s holdings in the fund and in all of the Putnam funds as of October 31, 2008. As a group, the Trustees owned shares of the Putnam funds valued at approximately $33 million as of October 31, 2008.

Putnam High Income Securities Fund

	Dollar Range	Shares of	Aggregate Dollar
	of Putnam	Putnam High	Range of
	High Income	Income Securities	Shares held
	Securities Fund	Beneficially	in all of the
Name of Nominee	Shares Owned	Owned	Putnam funds

Jameson A. Baxter	$10,001-$50,000	1,798.256	Over $100,000

Charles B. Curtis	$1-$10,000	421.851	Over $100,000

Robert J. Darretta	$1-$10,000	100	Over $100,000

Myra R. Drucker	$1-$10,000	405.287	Over $100,000

Charles E. Haldeman, Jr.	$1-$10,000	841	Over $100,000

John A. Hill	$500,001-
	$1,000,000	98,982.547	Over $100,000

Paul L. Joskow	$1-$10,000	334	Over $100,000

Elizabeth T. Kennan	$1-$10,000	785.380	Over $100,000

Kenneth Leibler	$1-$10,000	100	$50,001-$100,000

Robert E. Patterson	$1-$10,000	1,084	Over $100,000

George Putnam, III	$1-$10,000	1,670	Over $100,000

Robert L. Reynolds	$0	0	$10,001-$50,000

Richard B. Worley	$1-$10,000	378.480	$50,001-$100,000

At October 31, 2008, the Trustees and officers of the fund, as a group, owned less than 1% of the outstanding shares of the fund on that date.

► What are some of the ways in which the Trustees represent shareholder interests?

Among other ways, the Trustees seek to represent shareholder interests:

• by carefully reviewing your fund’s investment performance on an individual basis with your fund’s investment team;

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• by carefully reviewing the quality of the various other services provided to your fund and its shareholders by Putnam Management and its affiliates;

• by discussing with senior management of Putnam Management steps being taken to address any performance deficiencies;

• by reviewing in depth the fees paid by each fund and by negotiating with Putnam Management to ensure that such fees remain reasonable and competitive with those of comparable funds, while at the same time providing Putnam Management sufficient resources to continue to provide high quality services in the future;

• by reviewing brokerage costs and fees, allocations among brokers, soft dollar expenditures and similar expenses of your fund;

• by monitoring potential conflicts of interest between the funds and Putnam Management and its affiliates to ensure that the funds continue to be managed in the best interests of their shareholders; and

• by monitoring potential conflicts among funds managed by Putnam to ensure that shareholders continue to realize the benefits of participation in a large and diverse family of funds.

► How can shareholders communicate with the Trustees?

The Board of Trustees provides a process for shareholders to send communications to the Trustees. Shareholders may direct communications to the Board of Trustees as a whole or to specified individual Trustees by submitting them in writing to the following address:

The Putnam Funds
Attention: “Board of Trustees” or any specified Trustee(s)
One Post Office Square
Boston, Massachusetts 02109

Written communications must include the shareholder’s name, be signed by the shareholder, refer to the Putnam fund(s) in which the shareholder holds shares and include the class and number of shares held by the shareholder as of a recent date.

The Office of the Trustees will respond to all correspondence sent to Trustees; however, due to the volume of correspondence, all communications are not sent directly to the Trustees. The correspondence is reviewed, summarized and presented to the Trustees on a periodic basis.

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► How often do the Trustees meet?

The Trustees hold regular meetings each month (except August), usually over a two-day period, to review the operations of your fund and of the other Putnam funds. A portion of these meetings is devoted to meetings of various committees of the board that focus on particular matters. Each Trustee generally attends at least two formal committee meetings during each regular meeting of the Trustees. In addition, the Trustees meet in small groups with Chief Investment Officers and Portfolio Managers to review recent performance and the current investment climate for selected funds. These meetings ensure that the fund’s performance is reviewed in detail at least twice a year. The committees of the board, including the Executive Committee, may also meet on special occasions as the need arises. During calendar year 2007, the average Trustee participated in approximately 64 committee and board meetings.

The number of times each committee met during your fund’s last fiscal year is shown in the table below:

Putnam High Income Securities Fund

Fiscal year ended August 31, 2008

Audit and Compliance Committee	12

Board Policy and Nominating Committee	9

Brokerage Committee	5

Communications, Service and Marketing Committee	7

Contract Committee	11

Distributions Committee	11

Executive Committee	1

Investment Oversight Committees	27

Investment Oversight Coordinating Committee	8

Pricing Committee	7

Your fund does not have a policy with respect to Trustee attendance at shareholder meetings. Although your fund’s Trustees did not attend the last annual meeting of your fund, they were represented at the meeting by their staff.

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► What are the Trustees paid for their services?

Each Independent Trustee of the fund receives an annual retainer fee and additional fees for each Trustees’ meeting attended, for attendance at industry seminars and for certain compliance-related services. Independent Trustees who serve on board committees receive additional fees for attendance at certain committee meetings and for special services rendered in that connection. Independent Trustees also are reimbursed for costs incurred in connection with their services, including costs of travel, seminars and educational materials. All of the current Independent Trustees of the fund are Trustees of all the Putnam funds and receive fees for their services.

The Trustees periodically review their fees to ensure that such fees continue to be appropriate in light of their responsibilities as well as in relation to fees paid to trustees of other mutual fund complexes. The Board Policy and Nominating Committee, which consists solely of Independent Trustees of the fund, estimates that committee and Trustee meeting time, together with the appropriate preparation, requires the equivalent of at least three business days per Trustee meeting. The following table shows the year each Trustee became a Trustee of the Putnam funds, the fees paid to each of those Trustees by your fund for its most recent fiscal year and the fees paid to each of those Trustees by all of the Putnam funds during calendar year 2007:

Putnam High Income Securities Fund Compensation Table
Fiscal year ended August 31, 2008

		Retirement	Estimated
		benefits	annual	Total
	Aggregate	accrued	benefits from	compensation
	compensation	as part	all Putnam	from all
	from the	of fund	funds upon	Putnam
Trustees/Year	fund	expenses	retirement (1)	funds (2)

Jameson A. Baxter/1994(3)	$1,851	$248	$110,500	$305,000

Charles B. Curtis/2001	1,791	179	113,900	291,250

Robert J. Darretta/2007	1,790	N/A	N/A	135,000

Myra R. Drucker/2004(3)	1,851	N/A	N/A	307,500

Charles E. Haldeman, Jr./2004	0	0	N/A	0

John A. Hill/1985(3)(4)	2,292	414	161,700	408,126

Paul L. Joskow/1997(3)	1,851	164	113,400	295,000

Elizabeth T. Kennan/1992(3)	1,851	340	108,000	300,000

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		Retirement	Estimated
		benefits	annual	Total
	Aggregate	accrued	benefits from	compensation
	compensation	as part	all Putnam	from all
	from the	of fund	funds upon	Putnam
Trustees/Year	fund	expenses	retirement (1)	funds (2)

Kenneth R. Leibler/2006	1,851	N/A	N/A	300,000

Robert E. Patterson/1984	1,851	229	106,500	300,000

George Putnam, III/1984(4)	1,851	202	130,300	307,500

Robert L. Reynolds/2008(5)	0	0	N/A	0

W. Thomas Stephens/1997(6)	1,051	207	107,100	290,000

Richard B. Worley/2004	1,851	N/A	N/A	290,000

(1) Estimated benefits for each Trustee are based on Trustee fee rates for calendar years 2003, 2004 and 2005.

(2) As of December 31, 2007, there were 102 funds in the Putnam fund family. For Mr. Hill, amounts shown also include compensation for service as Chairman of TH Lee, Putnam Emerging Opportunities Portfolio, a closed-end fund advised by an affiliate of Putnam Management.

(3) Certain Trustees are also owed compensation deferred pursuant to a Trustee Compensation Deferral Plan. As of the dates identified below, the total amounts of deferred compensation payable by the fund, including income earned on such amounts, to certain Trustees were:

Ms. Baxter — $2,755; Ms. Drucker — $560; Mr. Hill — $11,442; Dr. Joskow — $2,686;
Dr. Kennan — $415.

(4) Includes additional compensation to Messrs. Hill and Putnam, III, for service as Chairman of the Trustees and President (through May 31, 2007) of the Funds, respectively. Effective June 1, 2007, Mr. Haldeman became President of the Funds.

(5) Mr. Reynolds was elected to the Board of Trustees of the Putnam funds on September 12, 2008.

(6) Mr. Stephens retired from the Board of Trustees of the Putnam funds on March 31, 2008.

Under a Retirement Plan for Trustees of the Putnam funds (the “Plan”), each Trustee who retires with at least five years of service as a Trustee of the funds is entitled to receive an annual retirement benefit equal to one-half of the average annual attendance and retainer fees paid to such Trustee for calendar years 2003, 2004 and 2005. This retirement benefit is payable during a Trustee’s lifetime, beginning the year following retirement, for the number of years of service through December 31, 2006. A death benefit, also available under the Plan, ensures that the Trustee and his or her beneficiaries will receive benefit payments for the lesser of an aggregate period of (i) ten years or (ii) such Trustee’s total years of service.

The Plan Administrator (currently the Board Policy and Nominating Committee) may terminate or amend the Plan at any time, but no termination or amendment will result in a reduction in the amount of

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benefits (i) currently being paid to a Trustee at the time of such termination or amendment, or (ii) to which a current Trustee would have been entitled had he or she retired immediately prior to such termination or amendment. The Trustees have terminated the Plan with respect to any Trustee first elected to the board after 2003.

► What is the voting requirement for electing Trustees?

If a quorum is present at the Annual Meeting, the thirteen nominees for election as Trustees who receive the greatest number of votes cast at the Annual Meeting will be elected Trustees.

2. APPROVAL OR DISAPPROVAL OF THE CONVERSION OFYOUR FUND FROM CLOSED-ENDTO OPEN-END STATUS AND CERTAIN RELATED AMENDMENTSTO YOUR FUND’S AGREEMENT AND DECLARATION OF TRUST

► What is this proposal?

Shareholders will have the opportunity to vote at the meeting on the question of whether your fund should be converted from a closed-end fund to an open-end fund. If the conversion is approved, your fund’s shares would become redeemable directly from your fund at net asset value, eliminating any discount of market price to net asset value. In order to address the organizational changes necessitated by any conversion from closed-end to open-end status, approval of this proposal would also authorize the Trustees to make such amendments to your fund’s Agreement and Declaration of Trust (the “Declaration of Trust”) as they may deem necessary or appropriate.

► Why is this question being submitted to shareholders?

Your fund’s Declaration of Trust requires that shareholders of your fund be given the opportunity to vote on a proposal to convert your fund from closed-end to open-end status if the fund’s common shares have traded at an average discount of more than 10% from its net asset value per share during the last twelve calendar weeks of the preceding fiscal year (measured as of the last trading day in each such week). For the twelve weeks ended August 31, 2008, your fund’s shares traded at an average discount from net asset value per share of –12.14%, requiring that this proposal be submitted to shareholders.

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In accordance with the Declaration of Trust, your fund has previously submitted identical proposals to shareholders. At the July 14, 2005 and January 11, 2007 annual meetings, shareholders representing roughly 16.69% and 8.16%, respectively, of your fund’s outstanding common shares voted in favor of converting the fund to open-end status, while 65.38% and 41.42%, respectively, of the outstanding common shares were voted against the proposal. (The affirmative vote of a majority of the outstanding common shares would have been required in order to pass each proposal.)

► What do the Trustees recommend?

The Trustees of your fund believe that the continued operation of your fund as a closed-end fund is in the best long-term interests of your fund’s shareholders. Accordingly, the Trustees of your fund unanimously recommend that shareholders vote “AGAINST” this proposal.

► Why are the Trustees recommending a vote against a conversion to open-end status?

In recommending a vote against converting your fund to open-end status, the Trustees considered the following factors:

> Potential performance advantages. The Trustees believe that your fund’s closed-end status provides potential investment advantages not available to open-end fund investors, and that these advantages have led to superior performance over longer periods. As described in more detail below, your fund has historically outperformed its primary benchmark and Lipper peer average, as well as projections of how a similarly managed open-end fund would have performed, over most time periods. While past performance does not predict future returns, the Trustees believe that the structural advantages of your fund’s closed-end status are reasonably likely to continue to benefit the fund over time.

> Investments in illiquid securities. Because they are required to maintain the ability to honor redemption requests, open-end funds are prohibited by the 1940 Act from investing more than 15% of their assets in securities that are deemed illiquid. Closed-end funds are not subject to this restriction. Putnam Management has advised the Trustees that this flexibility has been especially beneficial in the case of your fund. In particular, your fund has profited from significant

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investments in so-called “broken” convertibles, which are convertible securities whose underlying stock price has fallen significantly below the conversion price. While these investments have contributed to your fund’s superior performance over time, this segment of the market is generally quite illiquid, and Putnam Management has advised the Trustees that an investment strategy with significant focus on “broken” convertibles is better suited to the closed-end structure.

> Closed-end funds can be more fully invested. Because your fund’s shares are not redeemable, your fund is not required to maintain short-term, lower-yielding investments in anticipation of possible redemptions, and generally can be more fully invested in higher-yielding securities. Putnam Management has informed the Trustees that freedom from having to maintain significant short-term or cash positions has positively affected your fund’s performance.

> Lower transaction costs (relating to subscriptions or redemptions). As a closed-end fund, your fund does not experience the cash flows associated with sales and redemptions of open-end fund shares, which create transaction costs that are borne by long-term shareholders. Such cash flows may at times also require temporary investment in short-term, lower-yielding securities, pending investment in longer-term, higher-yielding securities.

> Trading discounts. In reviewing the trading information for your fund, the Trustees took into account the fact that its shares have consistently traded at a discount to net asset value over the past few years. They reviewed the possible causes and effects of discounts, which are discussed at more length below, and noted that discount levels for your fund have fluctuated over the years and that, for some periods, fund shares have traded at substantially lower discounts or at premiums. They noted, in particular, that market prices for your fund’s shares have fluctuated significantly recently, and in early November 2008 reached a premium of 2.11% above NAV. Additional information regarding your fund’s trading history is provided below.

> Possible changes in fund size and expenses. Following conversion to open-end status, redemptions by shareholders could cause your fund to shrink in the near term, resulting in an increased expense ratio for remaining shareholders. Putnam Retail Management has advised the Trustees that your fund may experience significant net redemptions shortly following a conversion to open-end status, thereby shrinking the fund’s size and creating significant transaction

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costs. By contrast, since open-end funds may continuously offer new shares to the public, they also have the ability to increase in size, and growth in your fund’s size following a conversion to open-end status could result in efficiencies and the ability to spread fixed costs over a larger pool of assets. Putnam Management has advised the Trustees that, especially in the current marketplace environment, it would be unlikely that your fund would be able to increase its shareholder base following a conversion beyond the current number of outstanding shares for a significant period of time. In light of your fund’s current size, approximately $133 million as of September 30, 2008, the Trustees believe that a significant decrease in asset size could result in a harmful increase in expenses.

► What does it mean when fund shares trade at a discount?

Since closed-end funds are not required to redeem their shares, investors in closed-end funds who wish to liquidate their investment must sell their shares in the secondary markets. To promote the availability of active secondary markets for shareholders who wish to sell their shares, your fund has listed its shares for trading on the New York Stock Exchange. Prices in these secondary markets are determined by market forces and fluctuate over time. They also fluctuate in relation to a fund’s net asset value. Closed-end fund shares generally trade at a discount to their net asset value but at times may trade at a premium.

Putnam Management has advised the Trustees that discount levels for many closed-end funds appear to fluctuate in relation to conditions in the broader fixed-income markets, generally increasing during periods of rising interest rates and declining during periods of falling interest rates, though recent disruptions in the credit markets have inserted considerable unpredictability into any such analysis of discounts. Accordingly, closed-end funds may be more suitable for investors who have a longer investment horizon and who are less likely to face the need to liquidate their investments under unfavorable market conditions. The existence of discounts at times may also provide attractive opportunities to investors seeking potential additional returns from reductions in discount levels between the time they purchase fund shares and the time they sell.

As indicated in the table below, while your fund’s common shares have traded at a discount to their net asset value over more recent periods, the discount has fluctuated over time, and at times your fund’s shares have traded at a premium to net asset value. In particular, the Trustees

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noted that your fund has traded, on average, at a premium to NAV for nine of the twenty years in which it has been in operation. In order to show the range of discounts and premiums at which your fund’s shares have historically traded, the table below presents both the highest market price and the lowest market price at which your fund’s shares closed on any trading day over the course of each of full calendar years since the fund’s inception, in each case expressed as a percentage discount from, or premium to, NAV. Thus, the “Highest Market Price” column presents the lowest discount or, if the fund traded above NAV during the year, the highest premium achieved in a given year; conversely, the “Lowest Market Price” column presents the highest discount or, if the fund only traded above NAV during the year, the lowest premium. In addition, the “Average Discount/Premium” column presents the average daily differential between market price and NAV over the course of the last ten calendar years.

Putnam High Income Securities Fund

	Highest Market Price	Lowest Market Price	Average Discount/
Year	(vs. NAV)	(vs. NAV)	Premium

2007	–3.94%	–14.14%	–9.13%

2006	–6.67%	–13.86%	–10.84%

2005	–6.91%	–14.97%	–10.63%

2004	–5.34%	–15.63%	–9.15%

2003	+2.48%	–9.98%	–3.65%

2002	+5.30%	–10.85%	–1.45%

2001	+8.22%	–11.21%	–0.92%

2000	+1.54%	–19.52%	–8.91%

1999	+13.10%	–19.50%	+1.08%

1998	+21.63%	+0.74%	+10.38%

1997	+13.87%	–0.72%	+3.82%

1996	+10.06%	–2.26%	+4.53%

1995	+9.80%	–0.54%	+4.61%

1994	+9.32%	–6.11%	+3.13%

1993	+14.65%	–10.07%	+5.75%

1992	+11.92%	–4.07%	+3.81%

1991	+13.49%	–14.01%	+0.24%

1990	–5.63%	–21.64%	–12.10%

1989	–3.50%	–13.43%	–7.83%

1988	+8.23%	–9.33%	–2.21%

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Over the period from January 1, 2008 through November 4, 2008, the fund’s highest relative market price was a premium of +2.11% and its lowest market price was a discount of –38.81%, with an average discount of –12.35%, in each case measured relative to NAV. The Trustees considered that periods of narrowed discounts, as in the case of recent trading information for your fund, may provide significant liquidity opportunities to shareholders seeking to dispose of their positions for prices at or near NAV.

► How has your fund performed?

The following table summarizes the annualized total return of your fund for the periods shown based on the net asset value and the market price of its shares. The table also shows the performance of your fund’s benchmark indices and the average performance of funds in your fund’s peer group of closed-end funds as determined by Lipper Inc., an independent fund rating agency. Of course, past performance is no guarantee of future returns.

Total Return (Annualized) for Periods Ended September 30, 2008

	1 year	3 years	5 years	10 years

Putnam High Income
Securities Fund

Net Asset Value	–15.52%	1.47%	5.79%	7.11%

Market Price	–24.78%	–2.08%	2.20%	3.07%

Merrill Lynch
All-Convertibles
Speculative Quality Index
(primary benchmark)	–28.32%	–2.99%	2.88%	5.43%

JPMorgan Developed
High Yield Index
(secondary benchmark)	–9.94%	1.65%	4.72%	4.82%

Lipper Convertible
Securities Funds
(Closed-End)
Category Average	–23.60%	–2.03%	3.09%	4.41%

As the table above indicates, your fund’s returns at net asset value and at market price exceeded the fund’s primary benchmark for most periods. Because performance at market price reflects the impact of market forces, which are inherently unpredictable, the Trustees consider performance at net asset value to be more indicative of the long-term investment opportunities offered by your fund. In addition,

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your fund’s returns at net asset value, as indicated in the table, have been greater than the average (calculated at net asset value) for the fund’s Lipper peer group of closed-end convertible securities funds for all periods. The Trustees noted that your fund has received four or five stars from Morningstar, Inc. for overall performance and for each of the three-, five-, and ten-year periods.

In considering your fund’s performance record and the potential advantages of the closed-end structure enumerated above, the Trustees also reviewed the performance of open-end Putnam Funds with related investment strategies. Furthermore, because none of the open-end Putnam Funds follows an investment strategy that is identical to that of your fund, Putnam Management provided the Trustees with hypothetical performance information derived from a blend of actual performance achieved by two different open-end Putnam Funds that invest in convertible securities and high yield securities, respectively. The Trustees took into account the limitations of such comparisons. Nevertheless, they concluded that this comparative performance information was consistent with the conclusion that your fund’s performance under the closed-end structure has been superior over most periods to the performance that likely would have been achieved by a similarly managed open-end fund.

► What options have the Trustees considered in formulating their recommendation?

The Trustees carefully monitor the trading prices of your fund’s shares, recognizing that trading prices and discounts will fluctuate over time. As your fund has traded at a material discount for an extended period of time, the Trustees have examined possible factors contributing to the situation and have considered a broad range of possible actions in an effort to reduce or eliminate the discount. Such possible actions generally fall into two categories: those that preserve the closed-end structure and its possible investment advantages and those that would abandon the closed-end structure and eliminate these advantages. The current proposal to “open-end” your fund falls into the latter category and, for the reasons summarized above, the Trustees have determined to recommend that you vote against it. In their deliberations regarding this proposal, the Trustees considered other possible actions that would eliminate the discount by abandoning the closed-end structure, in particular:

• Merging the fund into one of the open-end Putnam Funds pursuing similar investment goals; and

• Liquidating the fund.

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In the case of an open-ending merger, the Trustees considered that, although other Putnam Funds invest in convertible securities to varying degrees, there are currently no open-end funds in the complex that employ an investment strategy that is fully compatible with that of your fund. Consequently, while an open-ending merger would have the advantage of creating a larger combined fund, your fund would likely incur significant costs in realigning its portfolio in preparation for such a merger. Furthermore, the Trustees considered that the adjustments required to align your fund with a similar open-end Putnam Fund would eliminate the investment advantages of the closed-end structure, which have historically provided benefits in the investment returns achieved by your fund, as described in the discussion of historical performance above.

In considering the option of liquidation, the Trustees observed that your fund presents a successful investment strategy with a successful performance history over a long period of time. Given this observation, and in light of the historical fluctuations in trading discounts, which at times permit shareholders to sell shares for prices at or near NAV, the Trustees determined that the existence of a discount would not currently justify the liquidation of your fund.

In considering these possible actions and the current “open-ending” proposal, the Trustees have considered the fact that all shareholders who purchased your fund’s shares presumably made their choice from among a broad array of investment products available in the marketplace, with an understanding of the potential advantages and disadvantages of closed-end funds. Thus, in considering whether to recommend a fundamental change in the structure of the fund and its investment characteristics, the Trustees have considered whether the closed-end structure of the fund continues to offer the investment advantages contemplated when the fund was originally offered to the marketplace. Especially in light of the recent steps to enhance shareholder returns described in more detail below, the Trustees have concluded that the fund remains a viable investment vehicle and that recent discount levels do not currently justify abandoning the advantages of the closed-end structure by converting your fund to open-end status.

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► How do the Trustees address trading discounts while maintaining the closed-end structure?

As noted above, the Trustees may consider a broad range of possible actions in an effort to reduce or eliminate the discount, including a number of actions that could be implemented consistent with your fund’s closed-end structure. Such actions might include:

• Repurchases by the fund of its shares at prevailing market prices;

• Tender offers by the fund to repurchase its shares at a price above market and below net asset value (or at net asset value); and

• Communications with the marketplace regarding the benefits of investing in the fund in an effort to increase investor demand for the fund’s shares.

It is possible that these actions may have a temporary effect on a fund’s trading discount, although there is little industry experience that would suggest a long-term impact. Repurchases of shares, whether in the market or in tender offers, reduce the fund’s size, which may in turn result in an increase in the fund’s expense ratio and a constraint on the fund’s investment flexibility. To the extent that shares are repurchased at prices below net asset value, however, such repurchases will enhance the net asset value of the fund’s remaining common shares and the total return at net asset value for the remaining common shareholders.

Recognizing the benefit of share repurchases for less than NAV, the Trustees in 2005 authorized for all of the Putnam closed-end funds, including your fund, a program to conduct open-market repurchases of their outstanding common shares, and had renewed the program through October 7, 2008. In September 2008, the Trustees again renewed the repurchase program, this time to permit the funds to repurchase up to an additional 10% of their outstanding common shares (based on shares outstanding as of October 7, 2008) at market prices over the twelve months ending October 7, 2009. The Trustees periodically review the program’s impact on investment performance and trading discounts, including information provided by Putnam Management regarding the increases in the net asset value of remaining shares caused by share repurchases. From the program’s inception through August 2008, it has contributed in the aggregate approximately $41.2 million in per-share net asset value to remaining shareholders of all of the Putnam closed-end funds. Over that same period, your fund has repurchased a total of approximately 10% of its outstanding common shares.

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The table below shows the aggregate dollar gain to your fund caused by repurchases for less than NAV, as well as the approximate contribution (gross of fees) of the share repurchase program to your fund’s returns at NAV from October 25, 2005 (the date shares were first repurchased) through August 31, 2008.

	Benefit to Fund	Contribution to	Actual Total
	Through	Returns at Net	Returns at Net
	Repurchase ($)	Asset Value	Asset Value

Putnam High
Income Securities
Fund	$2.2 million	1.25%	18.24%

Performance attribution is approximate and reflects the daily impact, gross of fees, of per-share NAV increases caused by share repurchases made at a discount to net asset value during the period. Returns at NAV reflect the impact of the issuer tender offer completed by the fund in July 2007 for 10% of its outstanding shares at 98% of NAV.

The Trustees believe that the record of the repurchase program to date supports the assertion that share repurchases represent an attractive investment opportunity for your fund, though the degree to which repurchases benefit the fund depends entirely on the level of trading discounts at which the fund’s shares continue to trade. In addition, there is no guarantee that share repurchases will cause the market price of your fund’s shares to increase or narrow any existing discounts. The Trustees will continue to monitor the repurchase program and review its impact on your fund’s investment performance and on trading discounts.

In February 2007, the Trustees authorized eight Putnam closed-end funds, including your fund, to conduct tender offers for up to 10% of their outstanding common shares for cash at a price per share equal to 98% of NAV as of the expiration date. The tender offer by your fund closed in July 2007, and the maximum 10% of the fund’s outstanding common shares were purchased from tendering shareholders. During the period in June and July 2007 when your fund’s tender offer was outstanding, the fund’s common shares traded at an average discount of –8.01% . By offering common shareholders of your fund the opportunity to tender their shares at a –2% discount and otherwise to take advantage of any temporary reduction in the fund’s trading discount as a result of the tender offer, the Trustees sought to balance the interests of shareholders attracted to the advantages of the closed-end structure with the interests of shareholders seeking to exit the fund at a price closer to NAV.

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► What are additional differences between a closed-end and an open-end fund?

In addition to the differences noted above, shareholders evaluating this proposal may wish to consider the following:

> Annual shareholder meetings. Your fund is currently required by the rules of the New York Stock Exchange to hold annual meetings of shareholders. Conversion of your fund to open-end status would result in termination of the fund’s listing on the New York Stock Exchange, with the result that your fund would no longer be required to hold annual meetings. The open-end Putnam funds have committed to holding shareholder meetings for the purpose of electing their Trustees at least every five years (beginning in 2004).

> Dividend reinvestment. Shareholders of your fund currently have the option of participating in the fund’s Dividend Reinvestment Plan, under which cash distributions paid by your fund are generally reinvested through the purchase of additional fund shares at market prices, which currently reflect a discount from NAV. (At times when your fund’s shares are trading at a premium over their NAV, such reinvestments are made at the higher of NAV or 95% of market value.) Shareholders of open-end Putnam funds have the option to reinvest their distributions in additional shares at NAV at all times. If the fund were to convert to open-end status, shareholders would no longer be able to reinvest dividends at a price below NAV per share during times when shares are trading at a discount to NAV.

> Exchange privileges. Shareholders of open-end funds in the Putnam family of funds currently have the privilege of exchanging their investment at net asset value and without sales charges for shares of the same class of more than 65 open-end funds in the Putnam group. Shareholders of your fund do not have that privilege.

> Redemption fees. If shareholders approve a conversion to open-end status, the Trustees would intend to instate a redemption fee for a period of time following conversion with the purpose of at least partly offsetting the transaction costs that may result from signifi-cant redemptions of shares. The terms of any redemption fee would be determined at a later time, but the Trustees do not expect that the fee would exceed 2% or be imposed on redemptions for a period of longer than one year following conversion.

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> Distribution expenses. If shareholders approve a conversion to open-end status, in order to increase assets, the Trustees would likely consider commencing a continuous offering of shares of your fund and might also recommend, subject to shareholder approval, that your fund adopt a distribution plan under Rule 12b-1 under the 1940 Act. Under the current plans for Class A shares of open-end Putnam funds, Putnam Retail Management, those funds’ principal underwriter, receives annual distribution fees of 0.25% of net assets, though the applicable plans permit fees of up to 0.35% .

> Potential for leverage. Closed-end funds commonly leverage their portfolios with the intention of increasing the yield to common shareholders, and have significantly greater flexibility under the 1940 Act to employ leverage than do open-end funds. While your fund has not yet leveraged its portfolio, the use of investment leverage through borrowing to the maximum extent provided by law was approved by your fund’s shareholders in 2005 and Putnam Management has informed the Trustees that it would consider making use of leverage under appropriate market conditions.

► What changes to your fund’s Declaration of Trust and other effects would follow if shareholders vote to convert the fund to open-end status?

Conversion of your fund from a closed-end to an open-end status would require certain changes to your fund’s Declaration of Trust and, therefore, a vote in favor of such conversion would also authorize the Trustees to amend your fund’s Declaration of Trust to reflect such changes. These changes would bring your fund’s Declaration of Trust in line with other Putnam open-end funds.

The Declaration of Trust would be amended to require your fund to purchase all shares offered to it for redemption at a price equal to the net asset value of the shares next determined, less any redemption fee fixed by the Trustees. In addition, to the extent permitted by applicable law, the fund would be authorized, at its option, to redeem shares held in a shareholder’s account at net asset value if at any time a shareholder owned shares in an amount either less than or greater than, as the case may be, an amount determined by the Trustees. Notwithstanding this provision, all shares would be redeemable at a shareholder’s option.

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The Declaration of Trust would also be amended to eliminate certain provisions that relate specifically to the fund’s closed-end status, such as the conversion provision that has necessitated this proposal. In addition, if shareholders were to vote to convert your fund to open-end status, the provision in your fund’s Declaration of Trust requiring that Trustees be elected annually at the annual shareholder meeting or at a special meeting in lieu thereof would be eliminated. The Trustees would also make certain necessary technical and non-material changes to the Declaration of Trust.

Certain legal, accounting and other costs would be incurred in connection with the conversion of your fund to open-end status. These costs are not expected to exceed 0.5% of your fund’s current net assets.

► What is the voting requirement for approving the conversion?

Approval of the conversion of your fund to open-end status and of the related amendments to each fund’s Declaration of Trust requires the “yes” vote of a majority of the fund’s outstanding shares.

If such conversion is approved, the conversion would become effective following compliance with all necessary regulatory requirements under federal and state law. Your fund would seek to complete this process as soon as reasonably practicable. Prior to the conversion, your fund’s shares would continue to be listed and traded on the New York Stock Exchange.

► If the conversion is not approved, will your fund continue in its current form?

Yes. In the event that shareholders do not approve the conversion of your fund to open-end status, your fund would continue to operate as a closed-end fund. Shareholders would be given the opportunity to vote on a proposed conversion to open-end status in future years if your fund’s shares again trade at discounts sufficient to meet the requirement of the Declaration of Trust described above.

The Trustees believe that the continued operation of your fund as a closed-end fund is in the best long-term interests of your fund’s shareholders, and unanimously recommend a vote against the conversion of your fund to open-end status at this time.

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Further Information About Voting and the Meeting

Quorum and Methods of Tabulation. The shareholders of the fund vote separately with respect to the proposal. A majority of the shares entitled to vote constitutes a quorum for the transaction of business with respect to any proposal at the meeting (unless otherwise noted in the proxy statement). Votes cast by proxy or in person at the meeting will be counted by persons appointed by your fund as tellers for the meeting. The tellers will count the total number of votes cast “for” approval of a proposal for purposes of determining whether sufficient affirmative votes have been cast. Shares represented by proxies that reflect abstentions and “broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. With respect to the election of Trustees, neither abstentions nor broker non-votes have an effect on the outcome of the proposal. With respect to other proposals, abstentions and broker non-votes have the effect of votes against such proposals.

Shareholders who object to any proposal in this Proxy Statement will not be entitled under Massachusetts law or your fund’s Agreement and Declaration of Trust to demand payment for, or an appraisal of, their shares.

Other business. The Trustees know of no matters other than those set forth herein to be brought before the meeting. If, however, any other matters properly come before the Meeting, proxies will be voted on such matters in accordance with the judgment of the persons named as proxies.

Simultaneous meetings. The meeting of shareholders of your fund is called to be held at the same time as the meetings of shareholders of certain of the other Putnam funds. It is anticipated that all meetings will be held simultaneously. If any shareholder at the meeting objects to the holding of a simultaneous meeting and moves for an adjournment of the meeting to a time promptly after the simultaneous meetings, the persons named as proxies will vote in favor of such adjournment.

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Solicitation of proxies. In addition to soliciting proxies by mail, Trustees of your fund and employees of Putnam Management, Putnam Fiduciary Trust Company and Putnam Retail Management may solicit proxies in person or by telephone. Your fund may arrange to have a proxy solicitation firm call you to record your voting instructions by telephone. The procedures for voting proxies by telephone are designed to authenticate shareholders’ identities, to allow them to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been properly recorded. Your fund has been advised by counsel that these procedures are consistent with the requirements of applicable law. If these procedures were subject to a successful legal challenge, such votes would not be counted at the meeting. Your fund is unaware of any such challenge at this time. Shareholders would be called at the phone number Putnam Management has in its records for their accounts, and would be asked for their Social Security number or other identifying information. The shareholders would then be given an opportunity to authorize the proxies to vote their shares at the meeting in accordance with their instructions. To ensure that the shareholders’ instructions have been recorded correctly, they will also receive a confirmation of their instructions in the mail. A special toll-free number will be available in case the information contained in the confirmation is incorrect.

Shareholders have the opportunity to submit their voting instructions via the Internet by utilizing a program provided by a third party vendor hired by Putnam Management or by automated telephone service. The giving of a proxy will not affect your right to vote in person should you decide to attend the meeting. To use the Internet, please access the Internet address listed on the proxy card and follow the instructions on the internet site. To record your voting instructions via automated telephone service, use the toll-free umber listed on your proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholders.

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Your fund’s Trustees have adopted a general policy of maintaining confidentiality in the voting of proxies. Consistent with this policy, your fund may solicit proxies from shareholders who have not voted their shares or who have abstained from voting, including brokers and nominees.

Persons holding shares as nominees will, upon request, be reimbursed for their reasonable expenses in soliciting instructions from their principals. The funds have retained at their own expense The Altman Group, to aid in the solicitation of instructions for registered and nominee accounts, for a fee not to exceed $1,500 per fund plus reasonable out of pocket expenses. The expenses of the preparation of proxy statements and related materials, including printing and delivery costs, are borne by the fund.

Revocation of proxies. Proxies, including proxies given by telephone or over the Internet, may be revoked at any time before they are voted either (i) by a written revocation received by the Clerk of your fund, (ii) by properly executing a later-dated proxy, (iii) by recording later-dated voting instructions via the Internet, (iv) in the case of brokers and nominees, by submitting written instructions to your fund’s solicitation agent or the applicable record shareholder or (v) by attending the meeting and voting in person.

Date for receipt of shareholders’ proposals for the next annual meeting. It is currently anticipated that your fund’s next annual meeting of shareholders will be held in January 2010. The Trustees of your fund reserve the right to set an earlier or later date for the 2010 meeting. Shareholder proposals to be included in the proxy statement for that meeting must be received by your fund on or before August 31, 2009. In order for a shareholder proposal to be included in the proxy statement, both the submitting shareholder and the proposal itself must satisfy the requirements set forth in Rule 14a-8 under the 1934 Act. Shareholders who wish to make a proposal at the 2010 annual meeting — other than one that will be included in the fund’s proxy materials — should notify the fund no later than November 14, 2009. Shareholders who wish to propose one or more nominees for election as Trustees, or to make a proposal fixing the number of Trustees, at the 2010 annual meeting must provide written notice to the fund (including all required information) so that such notice is received in good order by the fund no earlier than October 31, 2009 and no later than November 30, 2009.

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Adjournment. If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting of Shareholders are not received by the time scheduled for the meeting or if the quorum required for the proposal has not been met, the persons named as proxies may propose adjournments of the meeting for a period or periods of not more than 60 days in the aggregate to permit further solicitation of proxies. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the Meeting to be adjourned. The persons named as proxies will vote in favor of adjournment those proxies that they are entitled to vote in favor of the proposals. They will vote against any such adjournment those proxies required to be voted against the proposals. Your fund pays the costs of any additional solicitation and of any adjourned session. Any proposals for which sufficient favorable votes have been received by the time of the meeting may be acted upon and considered final regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal.

Duplicate mailings. As permitted by SEC rules, Putnam’s policy is to send a single copy of the proxy statement to shareholders who share the same last name and address, unless a shareholder previously has requested otherwise. Separate proxy ballots will be included with the proxy statement for each account registered at that address. If you would prefer to receive your own copy of the proxy statement, please contact Putnam Investor Services by phone at 1-800-225-1581 or by mail at P.O. Box 8383, Boston, MA 02266-8383.

Financial information. Your fund’s Clerk will furnish to you, upon request and without charge, a copy of the fund’s annual report for its most recent fiscal year, and a copy of its semiannual report for any subsequent semiannual period. You may direct such requests to Putnam Investor Services, P.O. Box 8383, Boston, MA 02266-8383 or by phone at 1-800-225-1581.

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Fund Information

Putnam Investments. Putnam Investment Management, LLC, your fund’s investment manager and administrator, is owned through a series of holding companies by Putnam Investments, LLC (Putnam Investments). Putnam Investments is a holding company that, except for a minority stake owned by employees, is owned (through a series of holding companies) by Great-West Lifeco Inc., which is a financial services holding company with interests in the life insurance, retirement, savings, and reinsurance businesses. Its businesses have operations in Canada, the United States and Europe. Great-West Lifeco Inc. is a majority-owned subsidiary of Power Financial Corporation. Power Financial Corporation is a diversified management and holding company that has interests, directly or indirectly, in companies that are active in the financial services sector on Canada, the United States and Europe. It also has substantial holdings in a group of energy, water, waste services, specialty minerals and cement and building materials companies in Europe. Power Corporation of Canada, a diversified international management and holding company, owns a majority of the voting securities of Power Financial Corporation. The Hon. Paul Desmarais, Sr., through a group of holding companies that he controls, has voting control of Power Corporation of Canada.

The address of each of Putnam Investments and Putnam Investment Management, LLC, is One Post Office Square, Boston, Massachusetts 02109. The address of Great-West Lifeco Inc. is 100 Osborne Street North, Winnipeg, Manitoba R3C 3A5. The address of Mr. Desmarais, Power Corporation of Canada and Power Financial Corporation is 751 Victoria Square, Montreal, Quebec H2Y 2J3, Canada. Robert L. Reynolds is the President and Chief Executive Officer of Putnam Investments, effective July 1, 2008. His address is One Post Office Square, Boston, MA 02109.

Charles E. Haldeman, Jr., former President and CEO of Putnam Investments, has taken on the role of Chairman of Putnam Investment Management, LLC. He continues to serve as Trustee and the President of the funds. In connection with the August 2007 acquisition of Putnam Investments by Great-West Lifeco Inc., Mr. Haldeman received cash payments of approximately $21.8 million in complete payment for his vested equity interests in Putnam Investments Trust, the predecessor of Putnam Investments, at a per-share price of $30.33. Also in connection with

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the acquisition, Mr. Haldeman became entitled to receive deferred cash payments of up to approximately $33.1 million over the three years following the acquisition. A portion of this deferred amount was used to acquire 246,472 restricted class B shares of Putnam Investments, to be held in a grantor trust, under a new equity incentive plan established by Putnam Investments at a price of $35.79 per share. Mr. Haldeman also made a straight purchase of 300 class B shares at the same price. In connection with the July 1, 2008 vesting of his class B shares, Mr. Haldeman sold 102,902 shares for $35.79 per share to satisfy tax obligations.

Putnam Fiduciary Trust Company. Putnam Fiduciary Trust Company, the fund’s investor servicing agent, is a subsidiary of Putnam Investments. Its address is One Post Office Square, Boston, Massachusetts 02109. In 2007, State Street Bank and Trust Company assumed the role of Custodian of the funds; previously, Putnam Fiduciary Trust Company had served as fund custodian.

For its most recent fiscal year, the fund paid Putnam Fiduciary Trust Company aggregate fees as follows, in each case excluding custody credits and investor servicing credits:

Fund (Fiscal Year-End)	Fee

Putnam High Income Securities Fund (August 31, 2008)	$84,057

Limitation of Trustee liability. Your fund’s Declaration of Trust provides that the fund will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the fund, except if it is determined in the manner specified in the Declaration of Trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the fund or that such indemnification would relieve any officer or Trustee of any liability to the fund or its shareholders arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties. Your fund, at its expense, provides liability insurance for the benefit of its Trustees and officers.

Independent Registered Public Accounting Firm. As set forth in the table below, the Audit and Compliance Committee and the full Board of Trustees have selected PricewaterhouseCoopers LLP, 125 High Street, Boston, Massachusetts 02110, to serve as the independent registered public accounting firm for your fund’s current fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be

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present at the meeting of shareholders of the funds to make statements and to respond to appropriate questions.

The following table presents fees billed in each of the last two fiscal years for services rendered to the fund by the fund’s independent registered public accounting firm:

		Audit-		All
	Audit	Related	Tax	Other
Fiscal year ended	Fees	Fees	Fees	Fees

Putnam High Income Securities Fund
August 31, 2008	$130,218	$—	$10,593	$—
August 31, 2007	98,764	2	9,879	1,042

Audit Fees represents fees billed for the fund’s last two fiscal years relating to the audit and review of the financial statements included in annual reports and registration statements, and other services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees represents fees billed in the fund’s last two fiscal years for services traditionally performed by the fund’s auditor, including accounting consultation for proposed transactions or concerning financial accounting and reporting standards and other audit or attest services not required by statute or regulation.

Tax Fees represent fees for tax compliance, tax planning and tax advice services. Tax planning and tax advice services include assistance with tax audits, employee benefit plans and requests for rulings or technical advice from taxing authorities.

All Other Fees represents fees billed for services relating to the valuation of derivative securities.

The following table presents the amounts PricewaterhouseCoopers LLP billed for aggregate non-audit fees in each of the last two fiscal years to the fund, Putnam Management and any entity controlling, controlled by or under common control with Putnam Management that provides ongoing services to the fund:

Fiscal year ended

Putnam High Income Securities Fund
August 31, 2008	$88,831
August 31, 2007	126,139

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Pre-Approval Policies of the Audit and Compliance Committee. The Audit and Compliance Committee has determined that all work performed for the funds by the funds’ independent auditors will be pre-approved by the Committee itself and thus will generally not be subject to pre-approval procedures.

The Audit and Compliance Committee also has adopted a policy to pre-approve the engagement by Putnam Management and certain of its affiliates of the funds’ independent auditors, even in circumstances where pre-approval is not required by applicable law. Any such requests by Putnam Management or certain of its affiliates are typically submitted in writing to the Committee and explain, among other things, the nature of the proposed engagement, the estimated fees and why this work should be performed by that particular audit firm as opposed to another one.

The following table presents fees billed by the fund’s independent auditor for services required to be approved pursuant to paragraph (c)(7)(ii) of Rule 2-01 of Regulation S-X.

				Total
	Audit-		All	Non-
	Related	Tax	Other	Audit
Fiscal year ended	Fees	Fees	Fees	Fees

Putnam High Income Securities Fund
August 31, 2008	$—	$15,000	$—	$—
August 31, 2007	—	$26,129	—	—

The Audit and Compliance Committee of your fund has submitted the following report:

The Audit and Compliance Committee has reviewed and discussed with management of your fund the audited financial statements for the last fiscal year. The Audit and Compliance Committee has discussed with your fund’s independent auditors the matters required to be discussed by Statements on Auditing Standard No. 61 (SAS 61). SAS 61 requires independent auditors to communicate to the Audit and Pricing Committee matters including, if applicable: (1) methods used to account for significant unusual transactions; (2) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates

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and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (4) disagreements with management over the application of accounting principles and certain other matters. The Audit and Compliance Committee has received the written disclosures and the letter from your fund’s independent auditors required by the SEC’s Independence Standards Board Standard No. 1 (among other things, requiring auditors to make written disclosures to and discuss with the Audit and Compliance Committee various matters relating to the auditor’s independence), and has discussed with such accountants the independence of such accountants. Based on the foregoing review and discussions, the Audit and Compliance Committee recommended to the Trustees that the audited financial statements for the last fiscal year be included in your fund’s annual report to shareholders for the last fiscal year.

Robert E. Patterson (Chairperson)
Robert J. Darretta
Myra R. Drucker
John A. Hill
Kenneth R. Leibler

Officers and other information. All of the officers of your fund are employees of Putnam Management or its affiliates or serve on the staff of the Office of the Trustees. Because of his positions with Putnam Management or its affiliates, Mr. Haldeman, as well as the other officers of your fund, will benefit from the management fees and investor servicing fees paid or allowed by the fund. In addition to Mr. Haldeman, the other officers of the fund are as follows:

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	Year first
Name (year of birth),	elected to	Business experience
Office with the fund	office	during past 5 years

Charles E. Porter (Born 1938)*	1989	Executive Vice President,
Executive Vice President,		Principal Executive Officer,
Principal Executive Officer, Associate		Associate Treasurer and
Treasurer and Compliance Liaison		Compliance Liaison, The
		Putnam Funds

Jonathan S. Horwitz (Born 1955)*	2004	Senior Vice President and
Senior Vice President and Treasurer		Treasurer, The Putnam
		Funds. Prior to 2004, Mr.
		Horwitz was a Managing
		Director at Putnam
		Investments.

Steven D. Krichmar (Born 1958)	2002	Senior Managing Director,
Vice President and Principal		Putnam Investments.
Financial Officer

Janet C. Smith (Born 1965)	2007	Managing Director,
Vice President, Principal Accounting		Putnam Investments
Officer and Assistant Treasurer

Susan G. Malloy (Born 1957)	2007	Managing Director,
Vice President and Assistant Treasurer		Putnam Investments

Beth S. Mazor (Born 1958)	2002	Managing Director,
Vice President		Putnam Investments

Robert R. Leveille (Born 1969)	2007	Managing Director,
Vice President and Chief		Putnam Investments
Compliance Officer		Prior to 2004, Mr. Leveille
		was a member of Bell Boyd
		& Lloyd LLC, and prior to
		2003 he was Vice President
		and Senior Counsel of
		Liberty Funds Group LLC.

Mark C. Trenchard (Born 1962)	2002	Managing Director,
Vice President and		Putnam Investments
BSA Compliance officer

Francis J. McNamara, III (Born 1955)	2004	Senior Managing Director,
Vice President and Chief		Putnam Investments,
Legal Officer		Putnam Management and
		Putnam Retail Management.
		Prior to 2004, Mr.
		McNamara was General
		Counsel of State Street
		Research & Management.

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	Year first
Name (year of birth),	elected to	Business experience
Office with the fund	office	during past 5 years

James P. Pappas (Born 1953)	2004	Managing Director,
Vice President		Putnam Investments and
		Putnam Management.

Judith Cohen (Born 1945)*	1993	Vice President, Clerk and
Vice President, Clerk and		Assistant Treasurer,
Assistant Treasurer		The Putnam Funds

Wanda M. McManus (Born 1947)*	2005
Vice President, Senior Associate
Treasurer and Assistant Clerk

Nancy E. Florek (Born 1957)*	2005
Vice President, Assistant Clerk,
Assistant Treasurer and
Proxy Manager

* Officers of the fund who are members of the Trustees’ independent administrative staff. Compensation for these individuals is fixed by the Trustees and reimbursed to Putnam Management.

Net assets of your fund as of November 24, 2008

Putnam High Income Securities Fund	$91,045,159

Shares outstanding of your fund as of November 24, 2008

Putnam High Income Securities Fund
Common shares	17,463,832

5% beneficial ownership:

As of October 31, 2008, to the knowledge of the fund, no person owned beneficially or of record 5% or more of any class of shares of the fund, except as follows:

Putnam High Income Securities Fund

Cede & Company*	16,445,422 common shares
20 Bowling Green	(94.17% of outstanding common shares)
New York, NY 10004-1408

* Believed to hold shares only as nominee.

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EXHIBIT A

BOARD POLICY AND NOMINATING
COMMITTEE CHARTER

This Committee reviews matters pertaining to the operations of the Board of Trustees and its Committees and the conduct of legal affairs for the Funds. The Committee evaluates and recommends all candidates for election as Trustees and recommends the appointment of members and chairs of each board committee. The Committee also reviews policy matters affecting the operation of the Board and its independent staff. The Committee also oversees the voting of proxies associated with portfolio investments of the Funds with the goal of ensuring that these proxies are voted in the best interest of the Funds’ shareholders. The Committee reports to the Trustees and makes recommendations to the Trustees regarding these matters.

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The Putnam Funds
One Post Office Square
Boston, Massachusetts 02109
Toll-free 1-800-225-1581	254833 12/08

The proxy ballot

To vote by mail	To vote by telephone	To vote on the web
Read the proxy statement.	Read the proxy statement and	Read the proxy statement and have the
Check the appropriate box	have the proxy ballot at hand.	proxy ballot at hand.
on the reverse side.	Call 1-866-458-9840	Go to www.proxyonline.com.
Sign and date the proxy ballot.	Follow the automated	Follow the instructions on the site.
Return the proxy ballot in the	telephone directions.	There is no need for you to return your
envelope provided.	There is no need for you to	proxy ballot.
return your proxy ballot.

PUTNAM HIGH INCOME SECURITIES FUND

By signing below, you, as a holder of shares of Putnam High Income Securities Fund, appoint Trustees John A. Hill and Robert E. Patterson, and each of them separately, with power of substitution to each, to be your proxies. You are empowering them to vote your Putnam fund shares on your behalf at the meeting of the shareholders of Putnam High Income Securities Fund. The meeting will take place on January 29, 2009 at 11:00 a.m., Boston time, and may be adjourned to later times or dates. Your vote is being solicited on behalf of the Trustees. When you complete and sign the proxy ballot, the Trustees will vote exactly as you have indicated on the other side of this card. If you simply sign the proxy ballot, or don’t vote on a specific proposal, your shares will be automatically voted as the Trustees recommend. The Trustees are also authorized to vote at their discretion on any other matter that arises at the meeting or any adjournment of the meeting.

Sign your name exactly as it appears on this card. If you own shares jointly, each owner should sign. When signing as executor, administrator, attorney, trustee, guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer’s office. If you are a partner, sign in the partnership name.

Proposals	Please vote by checking the appropriate boxes below.

To vote on all proposals as the Trustees recommend, mark this box. (No other vote is necessary.)				□

THE TRUSTEES RECOMMEND A VOTE FOR ALL NOMINEES.
1. Fixing the number of Trustees at 13 and electing your fund’s nominees for Trustees.				FOR ALL	WITHHOLD ALL
1) J.A. Baxter	4) M.R. Drucker	7) P.L. Joskow	10) R.E. Patterson	(except as marked on left)
2) C.B. Curtis	5) C.E. Haldman, Jr.	8) E.T. Kennan	11) G. Putnam, III	□	□
3) R.J. Darretta	6) J.A. Hill	9) K. Leibler	12) R.L. Reynolds
13) R.B. Worley

To withhold authority to vote for one or more of the nominees, check the “FOR ALL (except as marked on left)” box and

write the name(s) or number(s) of the nominee(s) below:	FOR	AGAINST	ABSTAIN
	□	□	□
THE TRUSTEES RECOMMEND A VOTE AGAINST PROPOSAL 2.
2. Converting your fund to an open-end investment company.

If you have any questions on these proposals, please call 1-800-780-7316.		Please sign and date the other side of this card.
CUSIP: 746779-107	BARCODE	TAG ID: 12345678